UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2004

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	0-20242	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of December 9, 2004, Central Garden & Pet Company (the “Company”) entered into a Restricted Stock Award Agreement under its 2003 Omnibus Equity Incentive Plan with Stuart W. Booth, its Vice President, Chief Financial Officer and Secretary (the “Stock Agreement”). Pursuant to the Stock Agreement, Mr. Booth received 10,000 shares of Company common stock subject to restrictions on sale and transfer. The shares will vest, and the restrictions will lapse, as to 20% of the shares on December 9, 2007 and on the anniversary of that date in each of the four years following thereafter, conditioned upon Mr. Booth’s continued employment with the Company.

As of December 9, 2004, the Company and Mr. Booth, in consideration of entering into the Stock Agreement, also entered into a Post Employment Consulting Agreement (the “Consulting Agreement”) and an Agreement to Protect Confidential Information, Intellectual Property and Business Relationships (the “Confidentiality and Non-Compete Agreement”). The Consulting Agreement provides that, in the event Mr. Booth’s employment with the Company terminates, for a period of twenty-four (24) months thereafter Mr. Booth will be available approximately 10 hours per month to provide strategic advice and counsel to the Company. Mr. Booth will be paid a base fee of $2,500 per month, subject to adjustment, during the term of such consulting relationship. The Consulting Agreement contains confidentiality and non-competition provisions.

The Confidentiality and Non-Compete Agreement provides that for eighteen (18) months following Mr. Booth’s employment with the Company and/or the termination of any post-termination consulting agreement with the Company, Mr. Booth will not engage in certain activities for Key Competitors of the Company or involving the use or disclosure of Company Confidential Information, and will not render certain services to businesses engaged in the lawn, garden or pet-related product industries in certain geographic markets. The Confidentiality and Non-Compete Agreement also restricts Mr. Booth’s ability to solicit or service customers of the Company or to recruit employees of the Company for the 18-month period.

On December 9, 2004, the Compensation Committee of the Company’s Board of Directors also granted Mr. Booth a stock option to purchase 10,000 shares of the Company’s common stock. Glenn W. Novotny, the Company’s President and Chief Executive Officer, William E. Brown, the Company’s Chairman, and Brooks M. Pennington III, the President and Chief Executive Officer of the Company’s subsidiary Pennington Seed, Inc., were also granted options to purchase 24,000, 14,000 and 9,000 shares of the Company’s common stock, respectively. The exercise price of the options is $38.58 per share. The options vest in increments of 20% on December 9, 2008 and on the anniversary of that date in each of the four years following thereafter. The options expire on December 9, 2013. Each of the options was granted under the Company’s 2003 Omnibus Equity Incentive Plan, and the form of stock option agreement was filed as Exhibit 10.5.1 to the Company’s Form 10-K for the fiscal year ended September 25, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ Stuart W. Booth
Stuart W. Booth
Vice President, Chief Financial Officer and Secretary

Dated: December 14, 2004

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